Exhibit 3.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF CORTEX PHARMACEUTICALS, INC.

Cortex Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Restated Certificate of Incorporation filed with the Secretary of State on May 20, 2010 (the “Certificate of Incorporation”).

2. Article FOURTH (A)(1) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH: (A)(1) - AUTHORIZED CAPITAL. The total number of shares of capital stock which the Corporation has the authority to issue is 1,405,000,000 consisting of 1,400,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

3. This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jeff Margolis, its Secretary, this 17th day of April, 2014.

By:	/s/ Jeff Margolis
Name: Jeff Margolis
Title: Vice President, Treasurer and Secretary